Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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March 30, 2016

This document is an Information Statement for the shareholders of the Absolute Strategies Fund and Absolute Capital Opportunities Fund (the "Funds"), each a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of Kovitz Investment Group Partners, LLC (“KIG Partners”) as a subadviser to the Funds, pursuant to an interim subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and KIG Partners, effective January 1, 2016 (the “Interim Subadvisory Agreement”) and a new subadvisory agreement between Absolute and KIG Partners, effective March 23, 2016 (the “New Subadvisory Agreement”) (collectively, the “Subadvisory Agreements”).  Under the Subadvisory Agreements, KIG Partners will provide subadvisory services to a portion of each Fund's portfolio (the “Managed Portions”).

This Information Statement is intended to be mailed to the shareholders of record of each Fund as of February 29, 2016 (the “Record Date”) on or about March 30, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to each Fund pursuant to separate advisory agreements between the Trust and the Adviser (the “Advisory Agreements”).  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are responsible for the day-to-day portfolio management of each Fund’s assets, as further described in each Fund’s prospectus. The portion of each Fund's portfolio managed by a Subadviser will be determined from time to time by the Adviser, potentially in consultation with a Subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Funds; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of a Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, a Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to

212-INFOC-0316

vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

Information about Absolute

Absolute is the investment adviser to the Funds. Absolute oversees each Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreements, as initially approved by the Board, including a majority of the independent Board members, on May 5, 2005, with respect to the Absolute Strategies Fund, and June 12, 2015, with respect to the Absolute Capital Opportunities Fund. Each Advisory Agreement between the Adviser and the Trust was approved for an initial term of no more than two years, and must be renewed at least annually thereafter by the in-person vote of the Trustees, including a majority of the Trustees who are not parties to the Advisory Agreement or “interested persons” of any party thereto. The Advisory Agreement pertaining to the Absolute Strategies Fund was most recently renewed by the Board on December 11, 2015. The Advisory Agreement pertaining to the Absolute Capital Opportunities Fund is still within its initial two-year term.

The Funds pay Absolute an advisory fee of 1.60% of the average daily net assets of each Fund under the terms of each Advisory Agreement. With respect to the Absolute Strategies Fund, Absolute has contractually agreed to reduce its advisory fee to 1.55% on average net assets between $4.5 billion and $5 billion, and 1.50% on average net assets exceeding $5 billion through August 1, 2017. Absolute may not discontinue or reduce its obligations under this contract without the approval of the Board.  The actual advisory fee rate paid by the Absolute Strategies Fund to Absolute for the fiscal year ended March 31, 2015 was 1.60%.

With respect to the Absolute Capital Opportunities Fund, Absolute has contractually agreed to waive its fee and/or reimburse expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expense on short sales, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) to 1.95% per annum through August 1, 2017. Absolute may not discontinue or reduce its obligations under this contract without the approval of the Board. At the time of this Information Statement, the Absolute Capital Opportunities Fund had not completed its first fiscal year.

For the fiscal year ended March 31, 2015, the advisory fee owing to Absolute under the Advisory Agreement pertaining to the Absolute Strategies Fund was $33,284,411. Of this amount, $0 was waived and $17,742,540, or 0.81% of the Fund’s average daily net assets, was paid to the Absolute Strategies Fund’s Subadvisers and 0.79% was retained by Absolute. For the period since the Absolute Capital Opportunities Fund’s inception to March 21, 2016, the advisory fee owing to Absolute under the Advisory Agreement pertaining to the Absolute Capital Opportunities Fund was $90,416.26. Of this amount, $66,417.50 has been waived and $7,618.74, or 0.08% of the Fund’s average daily net assets, was paid to the Absolute Capital Opportunities Fund’s Subadvisers and 0.25% has been retained by Absolute. Absolute is responsible for payment of all sub-advisory fees and pays each Subadviser to the Funds directly out of the advisory fees it receives. It is not expected that the retention of KIG Partners as a Subadviser will cause any material change to the aggregate percentage of the advisory fees retained by Absolute. The Funds did not pay brokerage commissions to any affiliated brokers during the fiscal year ended March 31, 2015.

Information about KIG Partners

KIG Partners, 115 South LaSalle Street, 27th Floor, Chicago, IL 60603, is registered as an investment adviser under the Investment Advisers Act of 1940. KIG Partners is wholly owned by Focus Financial Partners, LLC, and is not an affiliated person of the Adviser. As of February 29, 2016, KIG Partners managed approximately $2.56 billion in assets.

KIG Partners commenced operations in 2003 as Kovitz Investment Group, LLC (“Kovitz”) and provides investment advisory services for corporations, individuals, pension and profit sharing plans and other pooled investment vehicles. On January 1, 2016, Kovitz entered into a strategic transaction

(“Transaction”) pursuant to which it was acquired by Focus Financial Partners, LLC. Prior to the Transaction, Kovitz had provided investment subadvisory services to the Absolute Strategies Fund since February 7, 2007, and to the Absolute Capital Opportunities Fund since its inception on December 30, 2015, pursuant to an investment subadvisory agreement between Absolute and Kovitz dated February 7, 2007, as amended June 12, 2015 (the “Original Subadvisory Agreement”).

In anticipation of the Transaction, the Board convened a special telephonic meeting on December 30, 2015, at which the Trustees terminated the Original Subadvisory Agreement and approved the Interim Subadvisory Agreement between Absolute and KIG Partners to be effective upon the close of the Transaction and remain in effect for no more than 150 days. In addition, at an in-person meeting held on March 23, 2016, the Board approved the New Subadvisory Agreement between Absolute and KIG Partners. Following the close of the Transaction, under the Interim and New Subadvisory Agreements, KIG Partners continued the strategy previously employed by Kovitz, as described below, and the members of Kovitz who were responsible for the portfolio management of the Managed Portions prior to the Transaction retained those responsibilities for the Managed Portions after the Transaction.

KIG Partners employs a value based long/short equity strategy for the Managed Portions. This strategy invests in companies with strong competitive positions trading at a price well below a reasonable private market value. This strategy seeks to mitigate the permanent loss of capital by hedging through the use of listed options, index based hedges, and opportunistic shorting. KIG Partners typically looks for companies with superior sustainable competitive positions in their market niche, historically high returns on invested capital, strong free cash flow, and little or no reliance on debt financing, among other criteria. The investment committee that is responsible for the day-to-day management of KIG Partners’ Managed Portions is comprised of Messrs. Mitchell Kovitz, Jonathan Shapiro, Joel Hirsh and Jason Petitte.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of KIG Partners. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which KIG Partners, any parent or subsidiary of KIG Partners, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of KIG Partners.  The address of each individual listed below is c/o Kovitz Investment Group Partners, LLC, 115 South LaSalle Street, 27th Floor, Chicago, IL 60603.

Name                                   Principal Occupation
Mitchell A. Kovitz                                       Chief Executive Officer
Marc S. Brenner                                           President, Chief Operating Officer
Theodore J. Rupp                                        Chief Financial Officer
Jonathan A. Shapiro                                   Vice President
Bruce A. Weininger                                    Vice President
Steven E. Hengst                                         Chief Compliance Officer
Robert A. Contreras                                    Chief Legal Officer
Focus Operating, LLC                                 Member

KIG Partners Subadvisory Agreements

The Interim Subadvisory Agreement became effective on January 1, 2016 and the New Subadvisory Agreement became effective on March 23, 2016. The Subadvisory Agreements provide that KIG Partners is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portions; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Funds with respect to securities purchased in the Managed Portions and providing voting information to the Funds and their agents in relation to the Funds’ annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that KIG Partners is not responsible for any action taken or omitted, except for liability resulting from KIG Partners’ bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties and obligations. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Interim Subadvisory Agreement was approved by the Board to remain in effect for no more than 150 days and expired upon the Board’s approval of the New Subadvisory Agreement. The New Subadvisory Agreement may continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect only if approved annually by a majority of the Board who are not parties to the New Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”) and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by KIG Partners or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of a Fund's Advisory Agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the Interim Subadvisory Agreement between Absolute and KIG Partners at a special telephonic meeting of the Board held on December 30, 2015 (the “December Meeting”). After the consummation of the Transaction between Focus Financial Partners, LLC and Kovitz, the Board subsequently approved the New Subadvisory Agreement with respect to the Funds at an in-person meeting of the Board held on March 23, 2016 (the “March Meeting”). In preparation for its deliberations at the December and March Meetings, the Board requested and reviewed written responses from Kovitz/KIG Partners, as applicable, to due diligence questionnaires circulated on the Board’s behalf. The Board discussed the materials with Fund counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser and Kovitz/KIG Partners, as applicable, and was assisted by the advice of Independent Trustee counsel.

In evaluating the Subadvisory Agreements for the Funds, the Board reviewed written materials furnished by Kovitz/KIG Partners and the administrator, including information regarding KIG Partners’ personnel, operations and financial condition. In addition, the Board recognized that the evaluation process with respect to KIG Partners and its predecessor, Kovitz, was an ongoing one and, in this regard, the Board considered information provided by Kovitz at regularly scheduled meetings during the past year, including, among other things, information concerning the performance of the Managed Portion of each Fund for which Kovitz provided subadvisory services.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of KIG Partners and the Adviser and discussed KIG Partners’ personnel, operations and financial condition. In this context, the Board considered the adequacy of KIG Partners’ resources and the quality of services to be provided by KIG Partners under the Subadvisory Agreements. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at KIG Partners who, as Kovitz employees currently have, and under the Subadvisory Agreements would continue to have, responsibility for the Managed Portions. The Board considered the Adviser’s representation that the portfolio managers of Kovitz who were responsible for the Managed Portions would continue in that role as portfolio managers at KIG Partners. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of KIG Partners’ senior management and staff. The Board also evaluated the anticipated quality of KIG Partners’ services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to KIG Partners and noted that, since 2007, the portfolio managers who would be responsible for the Managed Portions had provided substantially similar services to the Absolute Strategies Fund. The Board noted KIG Partners’ representation that it is financially stable and able to provide investment advisory services to the Funds. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Funds by KIG Partners under the Subadvisory Agreements.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Funds, was responsible for paying the subadvisory fees due under the Subadvisory Agreements. The Board thus did not focus on information regarding the costs of services provided or profits realized by KIG Partners from its relationship with the Funds, noting instead the arm’s-length nature of the relationship between the Adviser and KIG Partners with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that KIG Partners’ projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreements.

Performance

The Board considered the historical performance of the proposed portfolio managers of KIG Partners (while acting for Kovitz) in managing the Funds, including in particular, the Adviser’s evaluation of the performance Kovitz achieved for the Managed Portions, as provided to the Board by Kovitz at a meeting of the Board held on December 11, 2015. Based on the Adviser’s evaluation of Kovitz’s performance and other relevant facts and circumstances, the Board concluded that KIG Partners’ management of the Managed Portions of the Funds could benefit the Funds and their shareholders.

Compensation

The Board reviewed KIG Partners’ proposed compensation for providing subadvisory services to the Funds and noted that the subadvisory fee received by Kovitz/KIG Partners and the total advisory fee paid by the Funds would not change because the subadvisory fees are paid by the Adviser and not the Funds. The Board thus did not focus on information regarding the proposed compensation to be paid to KIG Partners as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Kovitz with respect to the negotiation of the subadvisory fee rate that would apply to KIG Partners. The Board, however, did confirm that, as required by Rule 15a-4(b)(1)(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), the compensation to be received by KIG Partners under the Interim Advisory Agreement would be no greater than the compensation that Kovitz received under the Original Agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Funds was not a material factor in considering the approval of the Interim Subadvisory Agreement.

The Board considered that the advisory agreement between the Trust and the Adviser relating to the Absolute Strategies Fund had been most recently considered and renewed on December 11, 2015 and the advisory agreement between the Trust and the Adviser relating to the Absolute Capital Opportunities Fund had been most recently considered and approved on June 12, 2015. The Board recalled that the actual advisory fee rate and the actual total expense ratio of each Fund had been compared to fees and expenses of other similarly managed mutual funds and the Board specifically considered that the Adviser’s advisory fee rate and total expense ratio for each Fund were each higher than the median for their respective Lipper peer groups. The Board noted further that, although the Adviser had implemented breakpoints that would reduce the advisory fee rate charged to the Absolute Strategies Fund, the Fund did not currently have assets under management that exceed the Fund’s first fee schedule breakpoint. The Board noted also that the Adviser had implemented a contractual expense cap for the Absolute Capital Opportunities Fund, which requires the Adviser to waive fees or reimburse expenses of the Fund to the extent they exceed the contractual cap.

The Board also recalled noting that it is difficult to make meaningful comparisons of each Fund’s actual advisory fee rate and expense ratio to those of their respective peers due to, among other things, variations between the services provided by the Adviser to the Funds and those provided to the Lipper peer group of funds by their advisers. Finally, the Board concluded that the complex investment strategies utilized by the Adviser for the Funds are comparable to the strategies provided by hedge funds by their advisers at much higher advisory fee rates than those charged by the Adviser. After consideration of these matters, the Board concluded that the subadvisory fee rate negotiated by the Adviser and KIG Partners was not excessive.

Economies of Scale

The Board considered whether the Funds would benefit from any economies of scale with respect to the Subadvisory Agreements. The Board determined that because the Adviser, and not the Funds, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreements.

Other Benefits

The Board noted KIG Partners’ representation that it would not receive significant ancillary benefits as a result of its relationship with the Funds. As a result, other benefits accrued by KIG Partners were not a material factor in approving the Subadvisory Agreements.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Funds are multi-manager Funds for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Funds’ investment objectives, the Board gave significant weight to the Adviser’s recommendation that KIG Partners be appointed as a Subadviser to the Funds and to the Adviser’s representation that the appointment of KIG Partners would positively contribute to the Adviser’s successfully executing the overall strategy of the Funds. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreements. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangements, as outlined in the Subadvisory Agreements, were fair and reasonable in light of the services to be performed, expenses to be incurred by the Funds and such other matters as the Board considered relevant.

Fund Ownership Information

Absolute Strategies Fund

As of the Record Date, there were 87,494,570.147 shares and 2,588,446.567 shares outstanding of the Absolute Strategies Fund’s Institutional and R Shares, respectively. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Absolute Strategies Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Absolute Strategies Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	36,748,420.82	42.00%
National Financial Services	200 Liberty Street, New York, NY 10281	20,086,110.66	22.96%

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
BNY MIS Trust Co.	760 Moore Rd, King of Prussia, PA 19406	8,485,821.684	9.70%
Mori Co.	922 Walnut St., Kansas City, MO 64106	4,839,655.828	5.53%

R Shares

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	1,320,383.649	51.01%
Pershing LLC	1 Pershing Plaza, Jersey City, NJ 07399	160,432.016	6.20%

Absolute Capital Opportunities Fund

As of the Record Date, there were 1,001,001 shares outstanding of the Absolute Capital Opportunities Fund. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Absolute Capital Opportunities Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Absolute Capital Opportunities Fund as of the Record Date.

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Absolute Strategies Fund	Three Canal Plaza Portland, ME 04101	1,001,000.00	100.00%

Additional Information

Shareholders can find additional information about the Funds in the Funds’ most recent semi-annual report dated as of September 30, 2015 and in the Funds’ annual report dated as of March 31, 2016, when available. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Funds, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Funds’ prospectuses, statements of additional information, annual report and semi-annual report can be viewed online or downloaded from the Funds’ website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Funds at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Funds.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.